Exhibit 10.6
CRANE NXT, CO. ANNUAL INCENTIVE PLAN

1.    PURPOSE

    The purpose of the Crane NXT, Co. Annual Incentive Plan (the “Plan”) is to enhance the ability of Crane NXT, Co. (the “Company”) and its subsidiaries to motivate, attract and retain the services of individuals upon whose judgment, interest and special effort the successful conduct of the Company’s business is largely dependent. The Plan furthers these goals by providing eligible employees of the Company and its subsidiaries an opportunity to participate in the Company’s success by earning cash incentive compensation based on the achievement by the Company of certain pre-established goals and the employees’ contributions towards meeting the goals.

    On April 3, 2023, the Company, entered into a Separation and Distribution Agreement (the “Separation Agreement”) with Crane Company, a then wholly-owned subsidiary of the Company (“Crane Company”). The Separation Agreement provides for, among other things, that the Company will retain its Payment & Merchandising Technologies segment and spin-off its Aerospace & Electronics, Process Flow Technologies and Engineered Materials segments to its stockholders (the “Spin-Off” and the effective time of the Spin-Off, the “Effective Time”). Following the Effective Time, the Company and Crane Company each operate as stand-alone, publicly traded companies. On April 3, 2023, the Company and Crane Company also entered into an Employee Matters Agreement which provides, among other things, that Crane Company will assume the annual incentive plan that had been in effect for the Company prior to the Effective Time, and that the Company would adopt its own annual incentive plan as of the Effective Time. This Plan is that annual incentive plan for the Company as contemplated by the Employee Matters Agreement.

2.    DEFINITIONS

    For purposes of this Plan, the following capitalized terms shall have the respective meanings set forth below:

    (a)    “Award” means an annual cash incentive award granted under the terms of this Plan earned based on performance over a Performance Period.

    (b)    “Board” means the Board of Directors of the Company.

    (c)    “Cause” means, with respect to a Participant, any of the following as determined by the Company: (i) personal dishonesty or breach of fiduciary duty by the Participant involving personal profit at the expense of the Company; (ii) repeated violations by the Participant of the Participant’s obligations under any written employment or other agreement with the Company which are demonstrably willful and deliberate on the Participant’s part and which are not remedied in a reasonable period of time after receipt of written notice from the Company; (iii) the Participant’s commission of a criminal act related to the performance of the Participant’s duties, or the Participant’s furnishing of proprietary confidential information about the Company to a competitor, or potential competitor, or third party whose interests are adverse to those of the Company; (iv) the Participant’s habitual intoxication by alcohol or drugs during work hours; or (v) the Participant’s conviction of a felony.

    (d)    “Change in Control” means a “Change in Control” as defined in the Company’s Amended and Restated 2018 Stock Incentive Plan (or any successor plan).

    (e)    “Code” means the Internal Revenue Code of 1986, as amended from time to time, and the rulings and regulations issued thereunder.

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    (f)     “Company” shall have the meaning given to such term in Section 1.

    (g)     “Committee” means the Management Organization and Compensation Committee of the Board.

    (i)    “Participant” means an individual designated in accordance with Section 4 as eligible to participate in the Plan.

    (j)    “Performance Period” means each calendar year, which is the Company’s fiscal year.

    (k)    “Permanent Disability” means a physical or mental disability or infirmity that prevents the performance of the Participant’s services for the Company and its subsidiaries lasting (or likely to last, based on competent medical evidence presented to the Committee) for a period of six months or longer. The Committee’s determination of Permanent Disability shall be final and shall be based on such competent medical evidence as shall be presented to it by such Participant or by any physician or group of physicians or other competent medical expert employed by the Participant or the Company to advise the Committee.

    (l)    “Retirement” means the Participant’s termination of employment for any reason other than death, Permanent Disability or Cause upon or after the earlier of the date that the Participant attains (i) age 65 or (ii) age 62 and would be credited with at least 10 “Years of Service” (as defined in Crane Co.’s Pension Plan for All Eligible Employees or the equivalent service term in any successor to the Pension Plan, and regardless of whether the Participant is a participant in such Pension Plan).

3.    ADMINISTRATION

    (a)    Committee Duties and Authority. The Plan will be administered by the Committee. The Committee’s decisions in the administration of the Plan shall be final and binding on all parties. The Committee shall have the sole discretionary authority to interpret the Plan, to establish and modify administrative rules for the Plan, to designate the employees eligible to participate in the Plan, to establish and adjust any Awards, to impose such conditions and restrictions on Awards under the Plan as it determines appropriate, and to take such steps in connection with the Plan and Awards made under the Plan as it may deem necessary or advisable. Notwithstanding the foregoing, the Committee may, in its discretion, delegate any or all of its powers and duties hereunder to the Company’s Chief Executive Officer with respect to Awards to Participants who are not executive officers of the Company.

    (b)    Other Administrative Matters. The Committee may employ attorneys, consultants, accountants or other persons and the Committee and the Company and its officers and directors shall be entitled to rely upon the advice, opinions or valuations of any such persons. All usual and reasonable expenses of the Committee shall be paid by the Company. No Committee member shall receive compensation with respect to his or her services for the Committee except as may be authorized by the Board. All actions taken and all interpretations and determinations made by the Committee in good faith shall be final and binding upon all employees who have received Awards, the Company and all other interested persons. No member of the Committee shall be personally liable for any action, determination or interpretation taken or made in good faith with respect to this Plan or Awards made hereunder, and all members of the Committee shall be fully indemnified and protected by the Company in respect of any such action, determination or interpretation.

4.    ELIGIBILITY

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    The persons who shall participate in this Plan shall be such officers and other key employees of the Company and its subsidiaries as may be designated as Participants by the Company’s Chief Executive Officer; provided that participation in the Plan shall be determined by the Committee for any executive officer of the Company.

5.    PERFORMANCE-BASED AWARDS

    (a)    Award Terms. The Committee is authorized to grant Awards to Participants on such terms and conditions as may be selected by the Committee consistent with the terms of this Plan. An Award earned for a Performance Period shall be paid no later than March 15 of the immediately following calendar year in a single cash payment.

    (b)    General Provisions Regarding Performance Goals. The performance goals for Awards may consist of one or more business criteria and a targeted level or levels of performance with respect to each of such criteria, as specified by the Committee consistent with this Section 5. Performance goals may be objective or subjective, as determined by the Committee. The Committee may determine that such Awards shall be earned upon achievement of any one performance goal or that two or more of the performance goals must be achieved as a condition to the Award becoming earned, and such determinations by the Committee may include degrees to which the Award becomes earned based on degrees of achievement of the applicable performance goals. Performance goals may, in the discretion of the Committee, be established on a Company-wide basis, or with respect to one or more business units, divisions, subsidiaries or business segments, as applicable. Performance goals may be absolute or relative (for example, to the performance of one or more comparable companies or indices or based on year-over-year growth). Performance goals may differ for Awards granted to any one Participant or to different Participants. Notwithstanding any provision herein to the contrary, the Committee may apply discretion to either increase or decrease Award amounts.

    (c)    Authorized Performance Goals. Performance goals for Awards established by the Committee may be expressed as a specified target amount, target amount of growth, target rate of growth, or similar numerical goal, with respect to such business criteria as the Committee may determine, including one or more of the following business criteria, by the Company on a consolidated basis, and/or (except for criteria relating to share price or per-share financial measures) by one or more specified business units, divisions, subsidiaries or business segments of the Company:

(i) net sales; sales of a particular product or line of products;

(ii) gross profit; ratio of gross profit to sales;

(iii) operating profit; ratio of operating profit to sales (in each case before or after taxes and before or after allocation of corporate overhead and bonuses);

(iv) net income; earnings per share;

(v) adjusted earnings (including earnings before taxes, earnings before interest and taxes, or earnings before interest, taxes, depreciation and amortization);

(vi) cash flow from operations; free cash flow (in each case either absolutely or in proportion to another financial statement item such as net income);

(vii) return on equity, assets, net assets, total capital, or total invested capital; economic value added models or equivalent metrics;

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(viii) share price; total shareholder return (in each case either absolutely or as compared with a peer group or stock market index);

(ix) financial statement items such as cash, total debt, shareholders’ equity, working capital, material costs and engineering, selling and administrative expenses(in each case either absolutely or in proportion to another financial statement item such as assets or sales); or

(x) implementation, completion or attainment of measurable objectives with respect to specific operational goals and targets, such as: (A) environmental, health and/or safety goals (including lost workday rates); (B) customer satisfaction; (C) inventory turns; (D) lead time; (E) on-time delivery; (F) purchase price index; (G) days sales outstanding; (H) quality; (I) research and development, (J) specific products/projects (including new product introductions); and (K) recruitment or retention of personnel;
provided, however, that such business criteria shall include any derivations of business criteria listed above (e.g., net income includes pre-tax income, operating income or income attributable to common shareholders).

    (d)    Timing. Performance goals for an Award shall be established at such time as the Committee may determine.

    (e)    Adjustments for Special Items. The Committee may determine, at the time that goals under this Section 5 are established or such other time as the Committee may determine, whether or not to adjust the applicable performance results for the applicable Performance Period to take into consideration and/or mitigate the impact of any gains or losses, reserves or other charges to earnings, accounting changes, acquisitions, dispositions and/or divestitures (“special items”), including any of the following that occur during the Performance Period: (i) asset write-downs or impairment charges; (ii) litigation or claim costs, judgments or settlements, including changes in reserves for asbestos claims and defense costs; (iii) environmental costs; (iv) the effect of changes in tax laws, accounting principles or other laws or provisions affecting reported results; (v) restatements occurring as a result of errors that arise from events other than fraud or other misconduct; (vi) provisions for reorganization, repositioning and restructuring programs; (vii) nonrecurring items as described in management's discussion and analysis of financial condition and results of operations appearing in the Company’s annual report to shareholders for the applicable year; (viii) acquisitions or divestitures; (ix) foreign exchange gains and losses; and (x) recapitalizations, reorganizations or changes in the corporate structure or capital structure of the Company.

    (f)    Adjustments for Job Changes. If a Participant is promoted, demoted or transferred to a different business unit or function during a performance period, the Committee may determine that the performance goals or performance period are no longer appropriate and may (i) adjust, change or eliminate the performance goals or the applicable performance period as it deems appropriate to make such goals and period comparable to the initial goals and period, or (ii) make a cash payment to the Participant in an amount determined by the Committee.

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6.    IMPACT OF TERMINATION OF EMPLOYMENT OR CHANGE IN CONTROL

    (a)    Impact of Termination of Employment. In the event a Participant voluntarily terminates employment or is terminated involuntarily (in either case, other than Retirement) during a Performance Period, any outstanding Award for the Participant will be forfeited. In the event of death, Permanent Disability or Retirement during a Performance Period, the Award will be paid on a prorated basis to the Participant based on the actual performance determined after the end of such Performance Period. In the event of any termination of employment after the end of a Performance Period (including death, Permanent Disability, Retirement, voluntary termination or involuntary termination for any reason other than Cause), any Award for such Performance Period will be determined based on actual performance and paid at the same time as Awards are paid to all other Participants for such Performance Period. In case of involuntary termination for Cause, any unpaid Award for such prior Performance Period will be forfeited.

    (b)    Impact of Change in Control. In the event of a Change in Control, the Company shall pay to each Participant for the Performance Period then in effect an interim lump-sum cash payment (the “CIC Payment”) within 30 days following the occurrence of the Change in Control. The amount of the CIC Payment shall equal the Participant’s target Award for such Performance Period multiplied by a fraction in which (x) the numerator is the number of months, including fractional months, that have elapsed during the applicable Performance Period through the occurrence of the Change in Control and (y) the denominator is twelve. The CIC Payment shall not reduce the obligation of the Company to make a final payment under the terms of the Plan, but any CIC Payment made shall be offset against any later payment required under the terms of the Plan for the Performance Period in which the Change in Control occurs. Notwithstanding the foregoing, unless otherwise required by law, in no event shall a Participant be required to refund to the Company, or have offset against any other payment due the Participant from or on behalf of the Company, all or any portion of the CIC Payment.

7.    MISCELLANEOUS

    (a)     Effective Date. The Plan is effective as of the Effective Time.
    (b)     Plan Amendment and Termination. The Board may modify, suspend or terminate the Plan at any time.
    (c)     Effect of Award on Other Employee Benefits. By acceptance of participation in this Plan, each Participant agrees that his or her Award is special additional compensation and that it will not affect any employee benefit, e.g., life insurance, etc., in which the recipient participates, except that payments made under this Plan shall be included in the employee’s compensation for purposes of the Company’s qualified and nonqualified retirement plans to the extent provided in such plans.
    (d)     No Right to Continued Employment or Additional Awards. The receipt of an Award shall not give the Participant any right to continued employment, and the right and power to dismiss any Participant from his or her employment is specifically reserved to the Company. In addition, the receipt of an Award with respect to any fiscal year or other performance period shall not entitle the Participant to an Award with respect to any subsequent fiscal year or other performance period.

    (e)     Withholding Taxes. The Company shall have the right to deduct from all payments under this Plan any Federal, state or local taxes required by law to be withheld with respect to such payments.

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    (f)     Governing Law. This Plan shall be construed in accordance with and governed by the laws of the State of Delaware, other than the conflict of law provisions thereof.

    (g)    Recovery of Compensation in Certain Circumstances. Notwithstanding any other provision of this Plan, if the Committee determines that the Company is required to restate its financial statements due to material noncompliance with any financial reporting requirement under the law, whether such noncompliance is the result of misconduct or other circumstances, a Participant shall be required to reimburse the Company for any amounts earned or payable with respect to any Award to the extent required by and otherwise in accordance with applicable law and any Company policies. In addition, to the extent permitted by applicable law, the Committee may determine that an Award shall be subject to the requirements of (i) Section 954 of the Dodd-Frank Wall Street Reform and Consumer Protection Act (regarding recovery of erroneously awarded compensation) and any implementing rules and regulations thereunder, (ii) similar rules under the laws of any other jurisdiction, (iii) any compensation recovery policies adopted by the Company to implement any such requirements or (iv) any other compensation recovery policies as may be adopted from time to time by the Company, all to the extent determined by the Committee in its discretion to be applicable to a Participant.

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